As filed with the Securities and Exchange Commission on February 10, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMAG PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-2742593 (I.R.S. Employer Identification Number)

1100 Winter Street
Waltham, Massachusetts 02451
(617) 498-3300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William K. Heiden
President, Chief Executive Officer
1100 Winter Street
Waltham, Massachusetts 02451
(617) 498-3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart M. Cable, Esq.
Ettore A. Santucci, Esq.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
(617) 570-1000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a
smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value per share	1,601,723	$41.40	$66,311,332.20	$7,705.38

(1)                                  In addition to any securities that may be registered hereunder, we are also registering an indeterminate number of shares of common stock as may be issued upon conversion or exercise of the securities registered directly hereunder. No separate consideration will be received for any shares of common stock so issued upon conversion or exercise.

(2)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon a $41.40 per share average of the high and low sale prices of the registrant’s common stock as reported by the NASDAQ Global Select Market (NASDAQ) on February 9, 2015.

PROSPECTUS

1,601,723 Shares of Common Stock

This prospectus relates to the potential resale from time to time by the selling stockholders identified in this prospectus of some or all of 1,601,723 shares of our common stock, or the securities, held by the selling stockholders. The registration of the offer and sale of the securities covered by this prospectus does not necessarily mean that any of the securities will be offered or sold by the selling stockholders.

We will receive no proceeds from any resale of the shares of common stock, but we have agreed to pay certain registration expenses.

The selling stockholders identified in this prospectus (which includes the selling stockholders’ pledgees, donees, transferees, or other successors in interest), may offer the securities from time to time as they may determine, directly or through underwriters, broker-dealers or agents, and in one or more public or private transactions, on or off the NASDAQ Capital Market, or NASDAQ, and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agents’ commissions. See the sections entitled “Plan of Distribution” and “About this Prospectus” for more information.

You should carefully read this prospectus, any prospectus supplement and any free writing prospectus, as well as any documents incorporated in any of the foregoing by reference, before you invest in our securities.

Our common stock is listed on NASDAQ under the symbol “AMAG.” On February 9, 2015, the last reported sale price of our common stock on the NASDAQ Global Select Market was $40.80 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 4 AND CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS, AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE HEREIN.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our principal executive office is at 1100 Winter Street, Waltham, Massachusetts 02451, and our telephone number is (617) 498-3300.

The date of this prospectus is February 10, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration, selling stockholders may offer shares of our common stock registered pursuant to the registration statement from time to time in one or more offerings. This prospectus only provides you with a general description of the securities selling stockholders may offer. Each time selling stockholders offer common stock pursuant to this prospectus, we will provide a prospectus supplement, if required, that will contain more specific information about the specific terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Each such prospectus supplement and any free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference” before you invest in our securities.

You should rely only on the information incorporated by reference or provided in this document. Neither we nor any selling stockholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurances as to the reliability of, any information not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we or a selling stockholder may authorize to be provided to you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

References in this prospectus to the terms “AMAG Pharmaceuticals,” “company,” “we,” “our” or “us” or other similar terms means AMAG Pharmaceuticals, Inc.

Feraheme is a registered trademark of AMAG Pharmaceuticals, Inc., MuGard is a registered trademark of PlasmaTech Biopharmaceuticals, Inc. (formerly known as Access Pharmaceuticals, Inc.) (PlasmaTech), Makena is a registered trademark of Lumara Health Inc. and Lumara Health is a registered trademark of Lumara Health Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this prospectus or the applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” You can identify these forward-looking statements by the use of words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “potential,” “predict,” “project,” “should,” or “would.” Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties inherent in our business.  Such risks and uncertainties include, among others: (1) our dependence on revenues from Feraheme/Rienso and Makena; (2) the possibility that significant safety or drug interaction problems could arise with respect to Feraheme/Rienso or Makena and in turn affect sales or AMAG’s ability to market such product; (3) the outcome and timing of the process in accordance with Section 505(o) of the Federal Food, Drug and Cosmetic Act whereby the FDA is authorized to require AMAG to make safety-related label changes, including prescribed periods for submitting proposed changes to the label recommended by the FDA; (4) the risk of an Abbreviated New Drug Application (ANDA) filing, especially (i) as to Feraheme following the FDA’s draft bioequivalence recommendation for ferumoxytol published in December 2012 and (ii) as to Makena given the history of the approved drug Delalutin (the original version of 17-alpha-hydroxyprogesterone caproate) for conditions other than reducing the risk of preterm birth; (5) the impact on sales if AMAG disseminates future Dear Healthcare Provider letters; (6) AMAG’s patents and proprietary rights; (7) the manufacture of AMAG’s products, including any significant interruption in the supply of raw materials or finished product; (8) AMAG’s ability to execute on, or to realize the expected results from, its long-term strategic plan; (9) the possibility that AMAG will not realize expected synergies and other benefits from its acquisition of Lumara Health, Inc. (Lumara Health), as well as AMAG’s ability to pursue additional business development opportunities, especially in light of AMAG’s being highly leveraged; (10) maintaining the benefits associated with Makena’s orphan drug exclusivity status and the ability to successfully implement the lifecycle management program/line extensions; (11) the impact on sales of Makena from competitive, commercial payor, government (including federal and state Medicaid reimbursement policies), physician, patient or public responses with respect to product pricing, product access and sales and marketing initiatives, as well as patient compliance and the number of preterm birth risk pregnancies for which Makena may be prescribed; (12) uncertainties regarding the likelihood and timing of potential approval of Feraheme/Rienso in the U.S., the EU and Canada in the broader IDA indication; (13) the possibility that following review of new safety information, the FDA or regulators in Europe and Canada will request additional technical or scientific information, new studies or reanalysis of existing data, on-label warnings, post-marketing requirements/commitments or risk evaluation and mitigation strategies (REMS) in the current CKD indication for Feraheme/Rienso, or cause Feraheme/Rienso to be withdrawn from the market, and the additional costs and expenses that will or may be incurred in connection with such activities; (14) demand for Feraheme and AMAG’s ability to successfully compete in the intravenous iron replacement market as a result of the FDA’s recommended label changes, including a boxed warning which would provide, among other things, (i) that Feraheme be administered only when personnel and therapies are immediately available for the treatment of anaphylaxis and other hypersensitivity reactions, (ii) observation for signs or symptoms of hypersensitivity reactions during and for at least 30 minutes following infusion and (iii) that hypersensitivity reactions have occurred in patients in whom a previous Feraheme dose was tolerated; (15) the ability of AMAG to invest in, or AMAG’s decision to suspend, the development and commercialization of Feraheme/Rienso outside the U.S.; (16) compliance with restrictive and affirmative covenants with respect to substantial indebtedness incurred to finance the acquisition of Lumara Health, including a requirement that AMAG reduce its leverage over time; (17) the possibility that AMAG will need to raise additional capital from the sale of its common stock, which will cause significant dilution to its stockholders, in order to satisfy its contractual obligations, including its debt service, milestone payments that may become payable to Lumara Health’s stockholders, or in order to pursue business development activities; (18) the availability and timing of tax net operating loss carryforwards; (19) the likelihood that labeling changes may be used to support product liability claims that the prior product labeling did not adequately disclose the risk of adverse events; and (20) other risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and subsequent filings with the SEC. Any of the above risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. Use of the term “including” in the two paragraphs above shall mean in each case “including, but not limited to.” AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

You should rely only on information contained, or incorporated by reference, in this prospectus, the registration statement of which this prospectus is a part, the documents incorporated by reference in this prospectus, and any applicable prospectus supplement or free writing prospectus and understand that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. Before deciding to purchase our securities, you should carefully consider the risk factors incorporated herein by reference, in addition to the other information set forth in this prospectus, any accompanying prospectus supplement, any free writing prospectus and in the documents incorporated by reference.

OUR COMPANY

This business overview highlights information contained in certain documents incorporated by reference into this prospectus. This business overview does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements incorporated herein by reference, before making an investment decision.

AMAG Pharmaceuticals, Inc., a Delaware corporation, was founded in 1981. We are a specialty pharmaceutical company with a focus on maternal health, anemia and cancer supportive care. We currently market Makena® (hydroxyprogesterone caproate injection), Feraheme® (ferumoxytol) Injection for Intravenous use to treat iron deficiency anemia and MuGard® Mucoadhesive Oral Wound Rinse, for the management of oral mucositis. The primary goal of our company, including our maternal health division, Lumara HealthTM, is to bring to market therapies that provide clear benefits and improve patients’ lives.

Currently, our two primary sources of revenue are from the sale of Makena and Feraheme. On November 12, 2014, we acquired Lumara Health (the Lumara Acquisition), a privately-held pharmaceutical company specializing in women’s health, for approximately $600.0 million in upfront cash consideration (subject to finalization of certain adjustments related to Lumara Health’s financial position at the time of closing, including adjustments related to working capital, net debt and transaction expenses as set forth in the definitive agreement with Lumara Health) and 3.2 million unregistered shares of our common stock having a fair value of $112.0 million at the time of closing.  In connection with the acquisition of Lumara Health, we acquired Lumara Health’s marketed drug product, Makena, a progestin indicated to reduce the risk of preterm birth in women with a singleton pregnancy who have a history of singleton spontaneous preterm birth. We sell Makena to specialty pharmacies and distributors, who, in turn sell Makena to health care providers, hospitals, government agencies and integrated delivery systems. The Lumara Acquisition is described in greater detail in our Current Report on Form 8-K filed on November 12, 2014, as amended on January 12, 2015, which is incorporated herein by reference. In connection with the Lumara Acquisition, we issued 3,209,971 unregistered shares of our common stock, 1,601,723 of which are registered hereby.

Feraheme was approved for marketing in the U.S. in June 2009 by the U.S. Food and Drug Administration (FDA) for use as an intravenous iron replacement therapy for the treatment of IDA in adult patients with chronic kidney disease. We began selling Feraheme in the U.S. in July 2009 through our own commercial organization, including a specialty sales force. We sell Feraheme to authorized wholesalers and specialty distributors, who in turn, sell Feraheme to healthcare providers who administer Feraheme primarily within hospitals, hematology and oncology centers, and nephrology clinics.

On June 6, 2013, we entered into a License Agreement with PlasmaTech under which we acquired the U.S. commercial rights to MuGard (the MuGard License Agreement). MuGard is indicated for the management of oral mucositis/stomatitis (that may be caused by radiotherapy and/or chemotherapy) and all types of oral wounds (mouth sores and injuries), including aphthous ulcers/canker sores and traumatic ulcers, such as those caused by oral surgery or ill-fitting dentures or braces. Under the MuGard License Agreement, we obtained an exclusive, royalty-bearing license, with the right to grant sublicenses, to certain intellectual property rights, including know-how, patents and trademarks, to use, import, offer for sale, sell, manufacture and commercialize MuGard in the U.S. and its territories. In addition, PlasmaTech has assigned us all of its right, title and interest in MuGard-related internet and social media outlets and other sales, marketing and promotional materials currently owned or controlled by PlasmaTech. We sell MuGard to wholesalers and specialty and retail pharmacies.

Our common stock trades on NASDAQ under the trading symbol “AMAG.”

Our principal offices are located at 1100 Winter Street, Waltham, Massachusetts 02451, and our telephone number is (617) 498-3300. Our website address is www.amagpharma.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement. Our website address is included in this document as an inactive textual reference only.

ABOUT THE OFFERING

This prospectus relates to the potential resale of 1,601,723 shares of our common stock. The 1,601,723 shares of common stock were issued to each holder of Lumara Health common stock, stock options, and restricted stock units (the Lumara Security Holders) who has delivered a signed counterpart signature to the registration rights and lock-up agreement entered into among the Company and the Lumara Security Holders on November 12, 2014 (the Registration Rights and Lock-Up Agreement), in connection with the Lumara Acquisition. In connection with the Lumara Acquisition, we agreed to file this registration statement to register the resale by the selling stockholders of the shares of our common stock issued to the selling stockholders.  See “Use of Proceeds,” “Selling Stockholders” and “Plan of Distribution” for additional information concerning the offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included in, or incorporated by reference into, this prospectus, the applicable prospectus supplement and any related free writing prospectus, you should carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, as the same may be updated from time to time by our future filings under the Exchange Act (including by the filing of Current Reports on Form 8-K), when determining whether or not to purchase the securities offered under this prospectus and the prospectus supplement. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer.  In that event, the value of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties we describe are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and trading price of our common stock.

USE OF PROCEEDS

This prospectus relates to the securities that may be offered and sold from time to time by the selling stockholders who will receive all of the proceeds from any sale of the securities. We will not receive any of the proceeds from any sales of the securities by the selling stockholders. However, we will pay certain registration expenses, including filing fees, listing fees, printing expenses and fees of our counsel and other advisers.

DESCRIPTION OF OUR COMMON STOCK

This section describes the general terms of our common stock. For more detailed information, a holder of our common stock should refer to our certificate of incorporation, our by-laws and our rights agreement with respect to our preferred share purchase rights plan, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

We are authorized to issue up to 58,750,000 shares of common stock, $0.01 par value per share. As of February 9, 2015, approximately 25,619,908 shares of common stock were outstanding.

Holders of our common stock are entitled to one vote per share and vote together as a single class on all matters to be voted on by our stockholders. Pursuant to our certificate of incorporation, there are no cumulative voting rights in the election of directors. The approval of corporate actions may also require the approval of the holders of any series of our preferred stock. See “Description of Our Preferred Stock.”

Our common stock will be the only type of our capital stock entitled to vote in the election and removal of directors and other matters presented to our stockholders from time to time, unless we issue voting preferred stock or our certificate of incorporation or the law requires otherwise.

Our common stockholders will be entitled to receive dividends and distributions declared by our board of directors, or our board, to the extent permitted by outstanding series of preferred stock and by our certificate of incorporation. If a dividend is declared, it will be distributed pro rata to our common stockholders on a per share basis.

If we are liquidated or dissolved, our common stockholders will be entitled to receive our assets and funds available for distribution to common stockholders in proportion to the number of shares they hold. Our common stockholders may not receive any assets or funds until our creditors have been paid in full and the preferential or participating rights of our preferred stockholders, if any, have been satisfied.

Holders of our common stock will not have any preemptive, subscription or conversion rights with respect to shares of our common stock. We may issue additional shares of our common stock, if authorized by our board, without the common stockholders’ approval, unless required by Delaware law or a stock exchange on which our securities are traded. The issuance of additional shares could have the effect of diluting any earnings per share and the book value per share of outstanding shares of common stock. If we receive the appropriate payment, shares of our common stock that we issue will be fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to our common stock.

Reference is made to the applicable prospectus supplement relating to the common stock offered by that prospectus supplement for specific terms, including:

•                                          amount and number of shares offered;

•                                          the initial offering price, if any, and market price;

•                                          information with respect to dividends; and

•                                          any listing of the common stock on any securities exchange or market.

Stock Exchange Listing

Our common stock is listed on the NASDAQ Global Select Market. The trading symbol for our common stock is “AMAG.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

DESCRIPTION OF OUR PREFERRED STOCK

This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, which may differ from the terms we describe below. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock, and these certificates of designation will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. A holder of our preferred stock should refer to the applicable certificate of designation, our certificate of incorporation and the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) for more specific information.

We are authorized to issue up to 2,000,000 shares of preferred stock, $0.01 par value per share, in multiple series, subject to limitations provided in our certificate of incorporation. To date, our board has designated 45,000 of the 2,000,000 authorized shares of preferred stock as Series A Junior Participating Preferred Stock, which series is described in greater detail below under “—Preferred Share Purchase Rights Plan.” As of February 10, 2015, no other series has been designated and no shares of our preferred stock were outstanding.

The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could have the effect of decreasing the market price of our common stock. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of our company.

With respect to each new series of our preferred stock, our board has the authority to fix, among other things, the following terms:

•                                          the designation of the series;

•                                          the number of shares within the series;

•                                          whether the dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•                                          the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•                                          whether the shares are redeemable, the redemption price and the terms of redemption;

•                                          the amount payable to a holder for each share owned if we are dissolved or liquidated;

•                                          whether the shares are convertible or exchangeable, the price or rate of exchange, and the applicable terms and conditions;

•                                          any restrictions on issuance of shares in the same series or any other series;

•                                          the voting rights, if any, of the shares of the series;

•                                          the provisions for a sinking fund, if any; and

•                                          any listing of the preferred stock on any securities exchange or market.

Holders of our preferred stock will not have preemptive rights with respect to shares of our preferred stock. In addition, rights with respect to shares of our preferred stock will be subordinate to the rights of our general creditors. If we receive the appropriate payment, shares of our preferred stock that we issue will be fully paid and nonassessable.

Preferred Share Purchase Rights Plan.  Each outstanding share of our common stock has attached to it one preferred share purchase right, which we refer to as a right. Each right entitles the registered holder of our common stock to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, which we refer to as participating preferred shares, at a price of $80 per one one-thousandth of a participating preferred share, subject to adjustment. Each one one-thousandth of a share of participating preferred shares has designations and powers, preferences and rights, and the qualifications, limitations and restrictions that make its value approximately equal to the value of a share of our common stock at the end of the ten-year term of the rights. The description and terms of the rights are set forth in a Rights Agreement, dated as of September 4, 2009, between us and American Stock Transfer & Trust Company, LLC, as rights agent, as amended on February 11, 2014 and September 26, 2014, or the rights agreement, which is incorporated by reference as an exhibit into the registration statement of which this prospectus is a part.

Until the distribution date described below, we will not issue separate certificates evidencing the rights. Until that date, the rights will be evidenced, with respect to any common stock certificate, by that common stock certificate. The rights will detach from the common stock and a distribution date will occur upon the earlier of the following dates:

•                                          the 10th calendar day following the date of a public announcement that an “acquiring person,” which may include an entity or group of affiliated or associated persons, has acquired beneficial ownership of 4.99% or more of our outstanding common stock; or

•                                          the 10th business day following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the beneficial ownership by an “acquiring person” of 4.99% or more of our outstanding common stock.

Notwithstanding the foregoing, with respect to any person who beneficially owns 4.99% or more of our outstanding shares of common stock as of September 29, 2014, the distribution date will not occur unless such person has acquired beneficial ownership of shares of common stock representing an additional 1/4% of our outstanding shares of common stock. Our board may postpone the distribution date by determining a later distribution date before the time any person or group an acquiring person.

The term “acquiring person” does not include us, any of our subsidiaries, any of our or our subsidiaries’ employee benefit or compensation plans or any entity holding our common stock for or under any of our or our subsidiaries’ employee benefit or compensation plans. In addition, a person who would otherwise be an acquiring person will not be considered an acquiring person if our board determines in good faith that such person inadvertently became the beneficial owner (as defined in the Rights Agreement, which is consistent with how ownership is defined under Section 382 of the Internal Revenue Code) of 4.99% or more of our common stock and such person divests itself, as promptly as practicable following written notice from us, of beneficial ownership of a sufficient number of shares of our common stock so that it would no longer otherwise qualify as an acquiring person or, in the case of any derivative securities underlying a transaction entered into by such person or otherwise acquired by such person, such person terminates such transaction or otherwise disposes of such derivative securities so that such person would no longer be an “acquiring person,” then such person shall not be considered an “acquiring person.”

In addition, except under limited circumstances, no person or entity shall become an acquiring person as the result of our acquisition of our common stock that, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person or entity to 4.99% or more of our outstanding common stock; provided, however, that if a person shall become the beneficial owner of 4.99% or more of our outstanding common stock by reason of our acquisition of our common stock and shall, following written notice from us, or public disclosure by us of such share purchases by us, become the beneficial owner of any additional common stock without our prior consent and shall then beneficially own more than 4.99% of our common stock, then outstanding, then such person shall be deemed to be an “acquiring person.”

The rights agreement provides that, until the distribution date, or earlier redemption or expiration of the rights, the rights will be transferred only with our common stock. The rights will be evidenced, with respect to any common stock certificate outstanding as of September 17, 2009, by that common stock certificate with a summary of the rights attached to it. Until the distribution date, or earlier redemption or expiration of the rights, new common stock certificates issued after September 17, 2009 upon transfer or new issuances of common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date, the surrender for transfer of any certificates for common stock, even without a summary of the rights attached to it, also will constitute the transfer of the rights associated with the common stock represented by that certificate. As soon as practicable after the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date, and the separate right certificates alone will evidence the rights.

The rights are not exercisable until the distribution date. The rights as modified on September 26, 2014 will expire at the earliest of (i) March 31, 2017, (ii) the time at which the rights are redeemed or exchanged as described below, (iii) the effective date of the repeal of Section 382 if the Internal Revenue Code or any successor statute if our board of directors determines that the shareholder rights plan is no longer necessary or desirable for the preservation of tax benefits, (iv) the first day of a taxable year to which our board of directors determines that no tax benefits may be carried forward or (v) September 26, 2015 if stockholder approval of the amendment to the rights plan executed on September 26, 2014 has not been obtained by or on such date.

The purchase price payable for the participating preferred shares, and the number of participating preferred shares or other securities or property issuable, upon exercise of the rights, as well as the number of rights outstanding, are subject to adjustment from time to time to prevent dilution in the following circumstances:

•                                          a stock dividend on, or a subdivision, combination or reclassification of, the participating preferred shares;

•                                          upon the grant to holders of the participating preferred shares of certain rights or warrants to subscribe for or purchase participating preferred shares at a price, or securities convertible into participating preferred shares with a conversion price, less than the then current market price of the participating preferred shares; or

•                                          upon the distribution to holders of the participating preferred shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in participating preferred shares) or of subscription rights or warrants (other than those referred to above).

The exercise of rights to purchase participating preferred shares is at all times subject to the availability of a sufficient number of authorized but unissued participating preferred shares.

The number of outstanding rights and the number of one one-thousandths of a participating preferred share issuable upon exercise of each right are also subject to adjustment in the event of a dividend or other distribution on the common stock payable in common stock or subdivisions, consolidations or combinations of our common stock occurring, in any of those cases, before the distribution date.

Participating preferred shares purchasable upon exercise of the rights will be non-redeemable and rank junior to any other series of our preferred stock. Each participating preferred share would be entitled to receive a minimum preferential quarterly dividend payment of $1.00 per share but would be entitled to receive an aggregate dividend of 1,000 times the dividend declared per share of our common stock. If there is a liquidation, the holders of the participating preferred shares will be entitled to a minimum preferential liquidation payment of $80 per share and will be entitled to an aggregate payment of 1,000 times the payment made per share of our common stock. Each participating preferred share will have 1,000 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which our common shares are exchanged, each participating preferred share will be entitled to receive 1,000 times the amount of consideration received per common share. These rights are protected by customary anti-dilution provisions.

Because of the nature of the dividend, liquidation and voting rights of the participating preferred shares, the value of the one one-thousandth interest in a participating preferred share purchasable upon exercise of each right should approximate the value of one share of our common stock.

In the event that any person or group of affiliated or associated persons becomes an “acquiring person,” proper provision shall be made so that each holder of a right, other than rights beneficially owned by the “acquiring person” and its associates and affiliates (which will thereafter be void), will for a sixty (60) day period have the right to receive upon exercise that number of common shares having a market value of two times the exercise price of the right (or, if such number of shares is not and cannot be authorized, we may issue participating preferred shares, cash, debt, stock or a combination thereof in exchange for the rights). This right will terminate sixty (60) days after the date on which the rights become nonredeemable (as described below), unless there is an injunction or similar obstacle to exercise of the rights, in which event this right will terminate sixty (60) days after the date on which the rights again become exercisable.

If we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold to an “acquiring person”, its associates or affiliates or certain other persons in which such persons have an interest, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the right.

At any time after an “acquiring person” becomes an “acquiring person” and prior to the acquisition by such “acquiring person” of 50% or more of our outstanding common shares, our board may exchange the rights (other than rights owned by such person or group that have become void), in whole or in part, at an exchange ratio of one common share per right (or, in lieu of the common shares, at our election, we may issue cash, debt, stock or a combination thereof in exchange for the rights), subject to adjustment.

With specified exceptions, no adjustments in the purchase price for the preferred shares will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional participating preferred shares will be issued, other than fractions that are integral multiples of one one-thousandth of a participating preferred share, which may, at our election, be evidenced by depositary receipts. Instead of issuing fractional participating preferred shares, we will make an adjustment in cash based on the closing price of the participating preferred shares on the last trading day immediately before the date of exercise.

At any time prior to the earliest of (i) the day that a person has become an “acquiring person” or (ii) September 17, 2019, our board may redeem the rights in whole, but not in part, at a price of $0.01 per right, which may be paid in cash, common shares or any other consideration deemed appropriate by our board. The rights become nonredeemable on the day that a person has become an “acquiring person”. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Until a right is exercised, the holder of the right, in the capacity of a holder, will have no rights as a stockholder of ours, including, without limitation, the right to vote or to receive dividends. Although the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock or other consideration, or for common stock of any company acquiring us.

The terms of the rights generally may be amended by our board without the consent of the holders of the rights, except that from and after the time that the rights are no longer redeemable, no such amendment may adversely affect the interests of the holders of the rights (excluding the interests of any “acquiring person” and any group of affiliated or associated persons).

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board. The rights should not interfere with any merger or other business combination approved by our board since the rights may be amended to permit such acquisition or redeemed by us at the redemption price prior to the earliest of (i) the time that a person or group has acquired beneficial ownership of 4.99% or more of our common shares or (ii) September 17, 2019.

Transfer Agent and Registrar. We currently plan to retain American Stock Transfer & Trust Company as the registrar and transfer agent of any series of our preferred stock.

SELLING STOCKHOLDERS

In connection with the Lumara Acquisition, we issued 3,209,971 unregistered shares of our common stock to the Lumara Security Holders.  Pursuant to the Registration Rights and Lock-Up Agreement, upon demand of a certain number or percentage of Lumara Security Holders, we agreed to file a registration statement of which this prospectus is a part to register the disposition of the shares of our common stock issued to such stockholders. Information about selling stockholders is set forth herein and information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus.

When we refer to the ‘‘selling stockholders’’ in this prospectus we mean the stockholders listed in the table below and their pledgees, donees, transferees or other successors in interest.

The following table sets forth, to our knowledge based on information supplied to us by the stockholders listed in the table, the number of shares of common stock owned by the selling stockholders prior to the offering, the number of shares of common stock to be offered for sale by the selling stockholders pursuant to this prospectus, the number of shares of common stock to be owned by the selling stockholders after completion of the offering and the percentage of our outstanding shares of common stock owned by the selling stockholders prior to the offering and to be owned after the completion of the offering.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. The percentage of shares beneficially owned prior to the offering is based on 25,619,908 shares of our common stock outstanding as of February 9, 2015.  Except as otherwise indicated, each of the selling stockholders has sole voting and investment power with respect to all shares of capital stock held by it.

Based upon information provided by the selling stockholders, none of the selling stockholders nor any of their affiliates, officers, directors or principal equity holders has had any positions or office or has had any material relationship with us within the past three years.

Name and Address of	Shares Beneficially Owned Before Offering		Shares Offered by This	Shares Beneficially Owned After Offering
Selling Stockholder	Number	Percentage	Prospectus (1)	Number	Percentage

1798 Fundamental Strategies Master Fund C/O Lambard Odier Asset 888 Seventh Avenue, Suite 1100 New York, NY 10106	51,049	0.2%	25,525	25,524	0.1%

1798 US Special Situations Master Fund C/O Lambard Odier Asset 888 Seventh Avenue, Suite 1100 New York, NY 10106	32,856	0.1%	16,428	16,428	0.1%

Amundi Alternatives 1798 US Special Situations Master Fund C/O Lambard Odier Asset 888 Seventh Avenue, Suite 1100 New York, NY 10106	17,933	0.1%	8,967	8,966	*

Bartlett Richards & Doris T Richards Jt Ten 400 Fox Meadow Drive, Northfield, IL 60093	53	*	27	26	*

Bastogne Capital Partners LP 2 Landmark Square, Suite 212 Stamford, CT 06901	5,384	*	2,692	2,692	*

Blackwell Partners LLC 1325 Avenue of the Americas, 28th Fl., New York, NY 10019	8,307	*	4,154	4,153	*

Bowery Institutional Opportunity Fund LP 1325 Avenue of the Americas, 28th Fl., New York, NY 10019	7,774	*	3,887	3,887	*

Bowery Opportunity Fund LP 1325 Avenue of the Americas, 28th Fl., New York, NY 10019	7,172	*	3,586	3,586	*

Bowery Opportunity Fund Ltd. 1325 Avenue of the Americas, 28th Fl., New York, NY 10019	1,225	*	613	612	*

Cedarview Opportunities Master Fund LP One Penn Plaza, 45th Fl., New York, NY 10019	7,831	*	3,916	3,915	*

Credit Suisse Securities (USA) LLC 11 Madison Ave. New York, NY 10010	28,780	0.1%	14,390	14,390	0.1%

Crt Capital Group LLC 262 Harbor Dr. Stamford, CT 06902	17,866	0.1%	8,933	8,933	*

CVI Opportunities Fund I LLLP C/O Susquehanna Advisors Group Inc. 401 City Ave., Suite 220 Bala Cynwyd, PA 19004	757,115	3.0%	378,558	378,557	1.5%

Dendera Capital Fund LP 237 Park Ave., Fl. 9 New York, NY 10017	2,251	*	1,126	1,125	*

Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005	172,893	0.7%	86,447	86,446	0.3%

Dupont Pension Trust 1 Righter Parkway, Suite 3200 Wilmington, DE 19803	36,913		0.1%	18,457	18,456		0.1%

EI Dupont Canada Company Pension Plan 1 Righter Parkway, Suite 3200 Wilmington, DE 19803	1,166		*	583	583		*

Gilbert Li 322 Glendale Rd. Scarsdale, NY 10583	221		*	111	110		*

Goldman Sachs & Co 200 West St., 4th Floor New York, NY 10282	103,890	(2)	0.4%	6,365	97,525	(2)	0.4%

Greg Divis 17827 Grey Abbey Court Chesterfield, MO 63005	49,815		0.2%	24,908	24,907		0.1%

Greg Norden 837 Parkes Run Lane Villanova, PA 19085	5,143		*	2,572	2,571		*

Gregg Raybuck 5892 Brookstone Walk Alworth, GA 30101	7,837		*	3,919	3,918		*

Greywolf Capital Management LP 4 Manhattanville Rd. Suite 201 Purchase, NY 10577	5,143		*	2,572	2,571		*

Greywolf Event Driven Master Fund C/O Greywolf Capital Management LP 4 Manhattanville Rd. Suite 201 Purchase, NY 10577	522,289	2.0%	261,145	261,144	1.0%

Greywolf Opportunities Fund LLC C/O Greywolf Capital Management LP 4 Manhattanville Rd. Suite 201 Purchase, NY 10577	340,816	1.3%	170,408	170,408	0.7%

Hoak Public Equities LP 3963 Maple Avenue, Suite 450 Dallas, TX 75219	8,908	*	4,454	4,454	*

HZ Investments Family LP 936 Soundview Dr. Mamaroneck, NY 10543	1,273	*	637	636	*

Interfund Fideuram Bank 9-11 rue Goethe L-1637 Luxembourg	1,071	*	536	535	*

James Goldfarb 40 West Juniper Moreland Hills, OH 44022	5,143	*	2,572	2,571	*

Janet Vergis P.O. Box 286 Holicong, PA 18928	5,143	*	2,572	2,571	*

Jeremy Carton 156 E. 79th St., Apt. 7C New York, NY 10075	210	*	105	105	*

Joe Mahady 458 Huston Road Radnor, PA 19087	10,216	*	5,108	5,108	*

Ken Wilson 3423 Woodshire Crossing Marietta, GA 30066	5,388	*	2,694	2,694	*

Kenneth S Grossman Pension Plan 18 Norfolk Rd Great Neck, NY 11020	1,909	*	955	954	*

Kingdon Associates C/O Kingdon Capital Management, LLC 152 West 57th Street, 50th Floor New York, NY 10019	144,069	0.6%	72,035	72,034	0.3%

Kingdon Credit Master Fund LP C/O Kingdon Capital Management, LLC 152 West 57th Street, 50th Floor New York, NY 10019	32,318	0.1%	16,159	16,159	0.1%

Kingdon Family Partnership C/O Kingdon Capital Management, LLC 152 West 57th Street, 50th Floor New York, NY 10019	24,302	0.1%	12,151	12,151	*

M Kingdon Offshore Master Fund C/O Kingdon Capital Management, LLC 152 West 57th Street, 50th Floor New York, NY 10019	217,344	0.8%	108,672	108,672	0.4%

Merrill Lynch Pierce Fenner & Smith Incorporated	21,564	0.1%	10,782	10,782	*

C/O Bank of America NA 214 North Tryon St. Charlotte, NC 28255

Neila G. Douglas 500 Pine Street Philadelphia, PA 19106	21	*	11	10	*

Old Mutual Bond 3 Fund C/O Dupont Capital Management 1 Righter Parkway, Suite 3200 Wilmington, DE 19803	12,728	*	6,365	6,363	*

Otlet Master Fund 900 Third Avenue, 2nd Fl. New York, NY 10022	107	*	54	53	*

Patrick Christmas 5501 Albia Road Bethesda, MD 20816	24,846	0.1%	12,423	12,423	*

Pershing LLC Cust Fbo Alan D Vogt IRA 12129 Trentmore Pl. Sunset Hills, MO 63127	1,909	*	955	954	*

Pershing LLC Cust Fbo Linda S Vogt IRA 12129 Trentmore Pl. Sunset Hills, MO 63127	954	*	477	477	*

Philippa Weismann 115 Central Park West, Apt. 8Fe New York, NY 10023	1,087	*	544	543	*

Philippa Weismann Mathew Smythe Tr Dietrich Weismann Chr LD Tr-L 115 Central Park West, Apt. 8Fe New York, NY 10023	50	*	25	25	*

Philippa Weismann Mathew Smythe Tr Dietrich Weismann Chr LD Tr-P 115 Central Park West, Apt. 8Fe New York, NY 10023	50	*	25	25	*

RBC Investor Services TR E I Dupont Canada Company Pension 1 Righter Parkway, Suite 3200 Wilmington, DE 19803	107	*	54	53	*

Riva Ridge Master Fund Ltd. C/O Riva Ridge Capital Management LP 55 Fifth Ave., 18th Fl. New York, NY 10003	13,923	0.1%	6,962	6,961	*

Robinson Growth And Income Fund I LP 63 Kercheval Avenue, Suite 111 Gross Point Farmes, MI 48236	11	*	6	5	*

Robinson Income And Principal Preservation Fund I LP 63 Kercheval Avenue, Suite 111 Gross Point Farmes, MI 48236	11	*	6	5	*

Scoggin Capital Management II LLC C/O Scoggin LLC 660 Madison Avenue, 20th Fl. New York, NY 10065	29,581	0.1%	14,791	14,790	0.1%

Scoggin International Fund Ltd. C/O Scoggin LLC 660 Madison Avenue, 20th Fl. New York, NY 10065	21,299	0.1%	10,650	10,649	*

Scoggin Worldwide Fund Ltd. C/O Old Bellows Partners 660 Madison Avenue, 20th Fl. New York, NY 10065	22,773	0.1%	11,387	11,386	*

SIG Strategic Investments LLLP 1201 N. Orange St., Suite 715 Wilmington, DE 19801	5,143	*	2,572	2,571	*

Silver Point Capital Fund LP 2 Greenwich Plaza, 1st Fl. Greenwich, CT 06830	131,344	0.5%	65,673	65,671	0.3%

Silver Point Capital Offshore Master Fund LP 2 Greenwich Plaza, 1st Fl. Greenwich, CT 06830	200,854	0.8%	100,427	100,427	0.4%

SPCP GROUP LLC 2 Greenwich Plaza, 1st Fl. Greenwich, CT 06830	85,440	0.3%	42,720	42,720	0.2%

Tom McHugh 827 Arbor Chase Drive Wildwood, MO 63021	24,908	0.1%	12,454	12,454	*

Varana Capital Master LP 237 Park Ave., 9th Fl. New York, NY 10017	2,446	*	1,223	1,223	*

Wingspan Master Fund LP 650 Madison Ave., 23rd Fl. New York, NY 10022	43,423	0.2%	21,712	21,711	0.1%

Yam Investments LLC 254 Old Norwalk Rd. New Canaan, CT 06840	971	*	486	485	*

*                                         Represents a percentage of less than one tenth of a percent.

(1)                                 The number of shares registered hereunder reflect 50% of the number of Registrable Securities (as defined in the Registration Rights and Lock Up Agreement) held by each shareholder as of the date of this prospectus. The remaining 50% of the Registrable Securities held by each shareholder are subject to contractual lock-up restrictions in accordance with the Registration Rights and Lock Up Agreement.

(2)                                 Includes 91,162 shares of our common stock held by the stockholder registered prior to the offering.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling the securities received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are traded, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

•                  block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses in which the same broker acts as agent on both sides;

•                  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•                  an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed or any automated inter-dealer quotation system on which the securities are traded;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchases;

•                  privately negotiated transactions;

•                  short sales;

•                  through the writing of options on the securities, swaps or other derivatives, whether or not the options or other such instruments are listed on an exchange or inter-dealer quotation system;

•                  through the distribution of the securities by any selling stockholder to its partners, members, equityholders or creditors who may from time to time effect sales or other distributions of the securities;

•                  one or more underwritten offerings on a firm commitment or best efforts basis or other purchases by underwriters, brokers, dealers, and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the securities for whom they may act as agent;

•                  pledges of the securities as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect sales or other distributions of the securities;

•                  sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; and

•                  any combination of the foregoing methods or by any other legally available means.

The selling stockholders may also transfer the securities by gift. We do not know of any current arrangements by the selling stockholders for the sale or transfer of any of the securities.

The selling stockholders may engage underwriters, brokers or dealers, and any underwriters, brokers or dealers may arrange for other underwriters, brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed or in the over-the-counter market, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act, or in accordance with Section 4(a)(1) of the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been so pledged or hypothecated (or otherwise subject to a security interest) will, upon foreclosure in the event of default, be deemed to be selling stockholders. The plan of distribution for that selling stockholder’s securities will otherwise remain unchanged. The selling stockholders (or their pledgees, donees, transferees or other successors in interest) also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest thereof will be the selling stockholders for purposes of this prospectus and, if required under the Securities Act, will be identified in a prospectus supplement.

In addition, selling stockholders may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions). The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds received by the selling stockholders from the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

The selling stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. The selling stockholders may enter into options or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. The selling stockholders may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify the selling stockholders against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the selling stockholders may be required to make with respect thereto.

The securities offered hereby were originally issued to the selling stockholder pursuant to an exemption from the registration requirements of the Securities Act. We have agreed to maintain the effectiveness of this registration statement until the earlier of (1) one hundred and eighty (180) days from the date hereof and (2) the date on which the selling stockholders no longer hold any of the securities offered hereby.  We have agreed to pay all expenses in connection with this offering, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders or any fees and expenses of counsel or other advisors to the selling stockholders. This summary of the terms of our obligations with respect to the registration of the securities issued in the Lumara Acquisition and other statements relating thereto do not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Registration Rights and Lock-Up Agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

We will not receive any proceeds from sales of any securities by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise. All of the foregoing may affect the marketability of the securities offered hereby. This offering will terminate on the date that all securities offered by this prospectus have been sold by the selling stockholders.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby have been passed upon by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in “Management’s Annual Report on Internal Control over Financial Reporting”) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated balance sheets of Lumara Health Inc. (formerly named K-V Pharmaceutical Company) as of March 31, 2014 and 2013 and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the period September 16, 2013 to March 31, 2014, and the period April 1, 2013 to September 15, 2013, and the year ended March 31, 2013 incorporated by reference in this prospectus, have been so incorporated in reliance on the report of BDO USA, LLP, an independent auditor, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated balance sheets of Lumara Health Inc. (formerly named K-V Pharmaceutical Company) as of March 31, 2012 and 2011 and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ deficit and cash flows for each of the three years in the period ended March 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2012 incorporated by reference in this prospectus, have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

We incorporate by reference the documents listed below, which have been filed with the SEC (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

1.                                      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

2.                                      Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014, and September 30, 2014;

3.                                      Our Current Reports on Form 8-K as filed on January 8, 2014, January 22, 2014, February 14, 2014 (two Current Reports), April 16, 2014 (solely with respect to Item 5.02 therein), May 28, 2014, June 3, 2014, June 11, 2014, July 11, 2014, September 8, 2014 (solely with respect to Item 5.02 therein) as amended on December 11, 2014, September 12, 2014, September 29, 2014 (solely other than with respect to Exhibits 99.1 and 99.2 thereto), November 12, 2014 (solely other than with respect to Exhibit 99.1 thereto) as amended on January 12, 2015, December 29, 2014, January 9, 2015, and January 12, 2015;

4.                                      Our Definitive Proxy Statement on Schedule 14A relating to our annual meeting of stockholders, filed with the SEC on April 18, 2014 (solely with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013);

5.                                      The description of our common stock, which is registered under Section 12 of the Exchange Act, contained under Item 8.01 of our Current Report on Form 8-K, as filed on August 1, 2013, including any amendment or report filed for the purpose of updating such descriptions; and

6.                                      The description of our Series A Junior Participating Preferred Stock Purchase Rights, or the rights, contained under Item 3.03 of our Current Report on Form 8-K, as filed on September 4, 2009, and in our registration statement on Form 8-A registering the rights under Section 12 of the Exchange Act, filed with the SEC on September 4, 2009, including without limitation any amendments or reports filed for the purpose of updating that description, including the amendment described under Item 3.03 of our Current Report on Form 8-K, as filed on September 29, 2014, and in our registration statement on Form 8-A registering the rights under Section 12 of the Exchange Act, filed with the SEC on September 29, 2014.

We also incorporate by reference any filings made after the date of the filing of the registration statement of which this prospectus forms a part, made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the securities made by this prospectus is completed or terminated.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon the written or oral request of that person, a copy of any and all of the information that has been incorporated in this prospectus by reference other than exhibits unless those exhibits are specifically incorporated by reference into the documents. Requests for these copies should be directed to our investor relations department at the following address and telephone number: AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts, 02451; (617) 498-3300.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information about the operation of its Public Reference Room and for its prescribed rates to obtain copies of such material. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov. Our Internet site is http://www.amagpharma.com. Information contained on our Internet site is not a part of this prospectus.

This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the registration statement and the exhibits and schedules filed with, or incorporated by reference into, our registration statement.

This registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC web site or at the SEC office referred to above. Any statement made or incorporated by reference in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by AMAG Pharmaceuticals:

SEC Registration Fee	$7,705.38

NASDAQ Fees	$0

Transfer Agent Fees	$0

Legal Fees and Expenses	$30,000

Accounting Fees and Expenses	$20,000

Printing and Miscellaneous Fees	$10,000

Total	$67,705.38

Item 15.    Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith.

The registrant’s certificate of incorporation, as amended, provides that the registrant shall, to the fullest extent permitted by the DGCL, indemnify any director or officer which it shall have the power to indemnify under the DGCL against any expenses, liabilities, or other matters referred to in or covered by Section 145 of the DGCL. This indemnification continues after such person ceases to be a director or officer and inures to the benefit of the heirs, executors and administrators of said person. The registrant shall not be required to indemnify a person in connection with such action, suit or proceeding initiated by such person if it was not authorized by the registrant’s board except under limited circumstances. The certificate of incorporation also provides that the right to indemnification includes the right to be paid by the registrant for the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery by the registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the certificate of incorporation or otherwise. The certificate of incorporation provides that the registrant, by action of its board, may provide indemnification to employees and agents of the registrant with the same scope and effect as the indemnification of directors and officers. The certificate of incorporation also contains a provision eliminating the liability of directors of the registrant to the registrant or its stockholders for monetary damage, to the fullest extent permitted by law. The certificate of incorporation also permits the registrant to purchase and maintain insurance to protect itself and any director, officer, employee or agent against any expense, liability, or loss incurred by him or her if the registrant would have the power to indemnify such persons against such expense, liability or loss under the DGCL. The certificate of incorporation also permits the registrant to enter into agreements with any director, officer, employee or agent providing for indemnification rights equivalent to or greater than the indemnification rights set forth in the certificate of incorporation. The registrant has entered into indemnification agreements with all of its directors and executive officers and maintains insurance for each director and executive officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.    Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description of Documents

*1.1	Form of Underwriting Agreement.

3.1

Certificate of Incorporation of the Registrant, as restated (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, File No. 0-14732).

3.2	By-Laws of the Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed November 28, 2008, File No. 0-14732).

3.3

Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed September 4, 2009, File No. 0-14732).

4.1	Reference is made to Exhibits 3.1, 3.2, and 3.3.

4.2

Specimen certificate representing the Registrant’s Common Stock (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, File No. 0-14732).

4.3

Rights Agreement dated as of September 4, 2009 by and between the Registrant and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed September 4, 2009, File No. 0-14732).

4.4

Amendment to Rights Agreement, dated as of February 11, 2014, by and between the Registrant and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed February 14, 2014, File No. 001-10865).

4.5

NOL Amendment to Rights Agreement, dated as of September 26, 2014, by and between the Registrant and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed September 29, 2014, File No. 001-10865).

*4.6	Form of Certificate of Designation of Preferred Stock.

*4.7	Form of Preferred Stock Certificate.

4.8	Form of Right Certificate (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed September 4, 2009, File No. 0-14732).

**4.9	Form of Registration Rights and Lock-Up Agreement, dated as of November 12, 2014, by and between the Registrant and the securityholders party thereto.

**5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.

**23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

**23.2	Consent of BDO USA, LLP, Independent Auditor. Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.

**23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

**24	Powers of Attorney (included in the signature pages of this registration statement).

* To be filed, if necessary, subsequent to the effectiveness of this registration statement by amendment or incorporated by reference to a Current Report on Form 8-K in connection with the offering of any securities, as appropriate.

** Filed herewith.

Item 17.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement or in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract or sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling person of the registrant pursuant to Item 15, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, the Commonwealth of Massachusetts, on this 10th day of February, 2015.

AMAG PHARMACEUTICALS, INC

By:	/s/ William K. Heiden
William K. Heiden President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of AMAG Pharmaceuticals, Inc. hereby severally constitute and appoint William K. Heiden and Scott A. Holmes, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same with the Securities and Exchange Commission, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable AMAG Pharmaceuticals, Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William K. Heiden
William K. Heiden	President, Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2015

/s/ Scott A. Holmes
Scott A. Holmes	Senior Vice President of Finance and Investor Relations, Chief Accounting Officer and Treasurer (Principal Financial and Accounting Officer)	February 10, 2015

/s/ Barbara Deptula
Barbara Deptula	Director	February 10, 2015

/s/ Dr. John Fallon
Dr. John Fallon	Director	February 10, 2015

/s/ Robert J. Perez
Robert J. Perez	Director	February 10, 2015

/s/ Dr. Lesley Russell
Dr. Lesley Russell	Director	February 10, 2015

/s/ Gino Santini
Gino Santini	Director	February 10, 2015

/s/ Davey Scoon
Davey Scoon	Director	February 10, 2015

/s/ James Sulat
James Sulat	Director	February 10, 2015

EXHIBIT INDEX

Exhibit No.	Description of Documents

*1.1	Form of Underwriting Agreement.

3.1

Certificate of Incorporation of the Registrant, as restated (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, File No. 0-14732).

3.2	By-Laws of the Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed November 28, 2008, File No. 0-14732).

3.3

Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed September 4, 2009, File No. 0-14732).

4.1	Reference is made to Exhibits 3.1, 3.2, and 3.3.

4.2

Specimen certificate representing the Registrant’s Common Stock (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, File No. 0-14732).

4.3

Rights Agreement dated as of September 4, 2009 by and between the Registrant and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed September 4, 2009, File No. 0-14732).

4.4

Amendment to Rights Agreement, dated as of February 11, 2014, by and between the Registrant and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed February 14, 2014, File No. 001-10865).

4.5

NOL Amendment to Rights Agreement, dated as of September 26, 2014, by and between the Registrant and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed September 29, 2014, File No. 001-10865).

*4.6	Form of Certificate of Designation of Preferred Stock.

*4.7	Form of Preferred Stock Certificate.

4.8	Form of Right Certificate (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed September 4, 2009, File No. 0-14732).

**4.9	Form of Registration Rights and Lock-Up Agreement, dated as of November 12, 2014, by and between the Registrant and the securityholders party thereto.

**5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.

**23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

**23.2	Consent of BDO USA, LLP, Independent Auditor. Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.

**23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

**24	Powers of Attorney (included in the signature pages of this registration statement).

* To be filed, if necessary, subsequent to the effectiveness of this registration statement by amendment or incorporated by reference to a Current Report on form 8-K in connection with the offering of any securities, as appropriate.

** Filed herewith.